UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 29, 2009

SECURE AMERICA ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33743	26-0188408
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1005 North Glebe Road, Suite 550
Arlington, VA 22201
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 528-7073

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 29, 2009, Secure America Acquisition Corporation (the “Company”) issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing that the Company consummated its business combination with Ultimate Escapes Holdings, LLC, following yesterday’s approval all of the proposals related to the business combination and the amendment of certain terms of its warrants at the Company’s special meeting of stockholders and warrantholders.  The Company also announced that it has changed its name to Ultimate Escapes, Inc., and its common stock, warrants and units continue to trade on the NYSE Amex under the same ticker symbols HLD, HLD.WT, and HLD.U, respectively.  However, it is anticipated that, on Friday, October 30, 2009, the Company’s common stock and warrants will begin trading under the new ticker symbols UEI and UEI.WT, respectively, on the NYSE Amex.

            In connection with the transactions, the Company entered into “forward contracts” to purchase approximately 6.03 million of the shares of its common stock sold in its initial public offering in privately negotiated transactions from stockholders who would otherwise have voted against the acquisition for an aggregate purchase price of approximately $48.1 million.  The closing of such purchases was effected on the closing out of the funds that were held in the Company’s trust account and were released as a result of the consummation of the business combination.  In connection with such purchases, the Company paid a fee to a fund managed by Victory Park Capital Advisors, LLC of $123,973.57 for purchasing an aggregate of 1,561,380 shares from stockholders who would otherwise have voted against the acquisition and exercised their conversion rights.

Item9.01	Financial Statement and Exhibits.

(d)	Exhibits:

Exhibit	Description

99.1	Press release dated October 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURE AMERICA ACQUISITION CORPORATION

/s/ C. Thomas McMillen
C. Thomas McMillen
Chairman and Co-Chief Executive Officer

Dated:  October 29, 2009